
                   COMPUTATION OF EARNINGS (LOSS) PER SHARE
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    YEAR ENDED JUNE 30,
                                                                    2000                   1999               1998
                                                        -------------------- -------------------- --------------------

AVERAGE COMMON SHARES OUTSTANDING                               1,520                   1,514             1,581

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING                                   1,548                   1,549              1,600

NET LOSS FROM CONTINUING OPERATIONS
APPLICABLE TO COMMON STOCK                                      $(473)                  $(759)             $(573)


EARNINGS PER COMMON SHARE FROM
CONTINUING OPERATIONS:

                  Basic                                            $  (0.31)          $   (0.50)             $  (0.36)

                  Diluted (1)                                      $  (0.31)          $   (0.50)             $  (0.36)

NET EARNINGS (LOSS) FROM DISCONTINUED
OPERATIONS APPLICABLE TO COMMON STOCK                              $ 3,813            $  (2,170)             $  1,472

EARNINGS PER COMMON SHARE FROM
DISCONTINUED OPERATIONS:

                  Basic                                            $  2.09           $   (1.43)             $   0.93

                  Diluted (2)                                      $  2.06           $   (1.43)             $   0.92


NET EARNINGS (LOSS) APPLICABLE TO
COMMON STOCK                                                       $ 2,710           $  (2,929)              $   899


TOTAL EARNING PER COMMON SHARE:

                  Basic                                            $   1.78           $   (1.93)             $   0.57

                  Diluted (2)                                      $   1.75           $   (1.93)             $   0.56



(1) The effect of potentially dilutive stock options and warrants has not been computed for any period presented because the effect would be anti-dilutive.

(2) The effect of potentially dilutive stock options and warrants has not been computed for 1999 because the effect would be anti-dilutive.